Exhibit 4.7

Option Award Arrangement Agreement

This Option Award Arrangement Agreement (the “Agreement”), dated as of December 30, 2013, is entered into in Shanghai between:

Qian Hui, PRC ID No. 340102196811301522;

iKang Guobin Healthcare Group, Inc., a limited company incorporated under the laws of the British Virgin Islands whose registered address is Palm Grove House, P.O. Box 3186, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“iKang Guobin”);

(hereinafter individually referred to as a “Party” and collectively the “Parties”)

WHEREAS

A. Shanghai iKang Guobin Holding Co., Ltd. (iKang Holding), a domestic affiliated company of iKang Group, intends to acquire the equity of Shanghai Huajian Clinic Ltd.(“Shanghai Huajian”), and Qian Hui agrees to continue to take charge of Shanghai Huajian’s operation as the general manager;

B. iKang Guobin intends to implement an employee stock ownership plan.

NOW THEREFORE, the Parties agree as follows:

Article I Option Award

After iKang Holding completes its acquisition of the 33% equity interest held by Qian Hui in Shanghai Huajian and the 30% equity interest held by Shanghai Huajian Investment Management Co., Ltd. in Shanghai Huajian, iKang Guobin will award the option to purchase 300,000 shares to Qian Hui (the “Target Option”), provided that Qian Hui continues to take charge of Shanghai Huajian’s operation as the General Manager.

Article II Arrangements on Target Option

2.1 Award Price. The Parties agree that Qian Hui shall pay the cost of $16.18 per share to obtain the Target Option and to exercise such option.

2.2 Award Term. The Parties agree that iKang Guobin shall award all the Target Option to Qian Hui within 30 business days upon the completion date of the change of industrial and commercial registration regarding the acquisition by iKang Holding of the 33% equity interest held by Qian Hui in Shanghai Huajian and the 30% equity interest held by Shanghai Huajian Investment Management Co., Ltd. in Shanghai Huajian.

2.3 Value Assurance. If within two years as of the option award date and during the period when such Target Option or the shares acquired upon the exercise of such Target Option are permitted to be traded, so long as the market price of the shares of iKang Guobin is not lower than $26.44 per share for one week (the “Assured Value Occurrence Period”) (if there is any share split or combination or other matters that change the share number corresponding to the Target Option, such price shall be the price calculated after such dilution or change), namely that if the shares upon the exercise of the Target Option to 300,000 shares are sold at $26.44 per share and the value of such shares reaches $7,932,000, and the conditions to exercise such option as provided for in Article 2.4 are fully satisfied, iKang Guobin has fulfilled its promises and shall bear no liabilities or obligations; if within two years as of the option award date( and during the period when trading is permitted), in no week the share price of iKang Guobin reaches or is higher than $26.44 per share (if there is any share split or combination or other matters that change the share number corresponding to the Target Option, such price shall be the price calculated after such dilution or change), or the stock of iKang Guobin has not been listed on any stock exchanges, on the expiration date of such two-year period (the “Expiration Date”), iKang Guobin will repurchase the option to 300,000 shares held by Qian Hui within 30 days upon the Expiration Date with a consideration in the pre-tax amount of RMB 18,900,000 yuan in accordance with the provisions of applicable laws and regulations, and iKang Guobin shall have the right to withhold the individual income tax from Qian Hui’s income as a result of such repurchase.

2.4 Method to Exercise Option. Qian Hui may only exercise the option after six months as of the date when iKang Guobin is listed or when iKang Guobin is acquired. Meanwhile, when exercising the option, Qian Hui agrees to comply with the rules of applicable laws, regulations and iKang Guobin in relation to the option management. However, if at that time Qian Hui is restricted or prohibited from selling the Target Option or relevant shares during the Assured Value Occurrence Period by such laws and regulations or management rules, the conditions to exercise the option shall be deemed to be not fully satisfied or be in a period when trading is not permitted. In the event that Qian Hui exercises the option but does not sell the shares, Qian Hui will irrevocably grant Mr. Zhang Ligang, a shareholder of iKang Holding, to exercise on her behalf the voting rights with respect to the shares of iKang Holding held by Qian Hui (except for the voting with respect to dividend, distribution and other matters that affect the income).

Article III Miscellaneous

3.1 Governing Law. The Agreement shall be governed by and interpreted in accordance with the laws of the People’s Republic of China.

3.2 Confidentiality Obligation. Qian Hui and iKang Guobin agree to keep confidential any content in relation to the Agreement, including the existence of the Agreement. Each Party of Qian Hui and iKang Guobin shall not disclose such confidential information to any third parties unless upon the other Party’s prior written consent. However, such confidentiality obligation shall not apply to the information already known to the public. If one Party is compelled or requested to disclose the information in relation to the Agreement by applicable laws or relevant government authorities, such Party shall not be bound by such confidentiality obligation. The disclosure by iKang Guobin for the purpose of listing shall not be subject to this clause.

3.3 Dispute Resolution. The Parties shall resolve all the disputes arising out of the performance of or in relation to the Agreement through friendly negotiation. If the dispute is not resolved through negotiation, each Party shall have the right to refer the dispute to the people’s court of the place where Shanghai Huajian is located for judicial judgment.

3.4 Effectiveness. The Agreement shall be effective as of the date when it is signed by both Parties.

3.5 Copies. The Agreement is made in two copies with each Party holding one respectively.

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In witness whereof, the Parties have authorized their respective representatives to execute this Option Award Agreement as of the date first stated above.

Qian Hui

/s/ Qian Hui

iKang Guobin Healthcare Group, Inc.

Guobin Healthcare Group,

/s/ Zhang Ligang

Name: Zhang Ligang

Supplemental Agreement to Option Award Arrangement Agreement

This Supplemental Agreement to the Option Award Arrangement Agreement (hereinafter referred to as the “Agreement”) is entered into on March 8, 2014 in Shanghai among the following Parties:

Qian Hui, PRC ID No. 340102196811301522;

iKang Guobin Healthcare Group, Inc., a limited company incorporated under the laws of the British Virgin Islands with its registered address at Palm Grove House, P.O.Box 3186, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (hereinafter referred to as “iKang Guobin”); and

iKang Healthcare Group, Inc., a limited company incorporated under the laws of the Cayman Islands with its registered address at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (hereinafter referred to as “iKang Cayman”).

Whereas

A.	Qian Hui and iKang Guobin entered into the Option Award Arrangement Agreement dated as of December 30, 2013 (hereinafter referred to as the “Original Agreement” ), and in accordance with the Original Agreement, iKang Guobin agrees to award an option to 300,000 shares to Qian Hui pursuant to the conditions as agreed in the Original Agreement.

B.	iKang Guobin and iKang Cayman completed a stock swap transaction (the “Stock Swap”) on March 1, 2014. Upon the completion of the Stock Swap, the original shareholders of iKang Guobin became the shareholders of iKang Cayman, and iKang Guobin became the wholly-owned subsidiary of iKang Cayman.

C.	Unless otherwise agreed in this Agreement, the defined term herein shall have the meaning given to it in the Original Agreement.

Now therefore, through friendly negotiation among the three Parties, Qian Hui, iKang Guobin and iKang Cayman have jointly concluded the following Supplemental Agreement to clarify and supplement the provisions in the Original Agreement:

1.	Article I of the Original Agreement is modified as follows: After iKang Holding completes its acquisition of the 33% equity interest held by Qian Hui in Shanghai Huajian and the 30% equity interest held by Shanghai Huajian Investment Management Co., Ltd. in Shanghai Huajian, iKang Cayman will award the option to purchase 300,000 shares of Class A common share of iKang Cayman to Qian Hui (the “Target Option”), provided that Qian Hui continues to take charge of Shanghai Huajian’s operation as the General Manager.

2.	Upon the execution of this Agreement, all the rights and obligations of iKang Guobin under the Original Agreement shall be assumed, exercised or performed by iKang Cayman, and all the references to “iKang Guobin” in the Original Agreement shall be replaced with “iKang Cayman”.

3.	This Supplemental Agreement to the Option Award Arrangement Agreement shall be made in triplicate, and each of the three Parties shall hold one copy respectively. All the copies shall have the same legal force and effect.

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In witness whereof, the Parties to this Supplemental Agreement to the Option Award Arrangement Agreement have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

/s/ Qian Hui
Qian Hui

/s/ Zhang Ligang
Zhang Ligang
IKANG GUOBIN HEALTHCARE GROUP, INC.

/s/ Zhang Ligang
Zhang Ligang
IKANG HEALTHCARE GROUP, INC.